EXHIBIT 7.17

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 16, 2019 (this “Agreement”), is by and between Gramercy Tavern Corp., a New York corporation and wholly-owned subsidiary of the Company (as defined below) (“GT”) and Shake Shack Inc., a Delaware corporation (the “Company,” and together with GT, the “Parties”), and is approved by the undersigned respective members of the Parties.

RECITALS

WHEREAS, in accordance with Section 905 and 907 of the New York Business Corporation Law (“NYBCL”) and in accordance with Section 253 of the General Corporation Law of the State of Delaware (“DGCL”), the board of directors of the Company (the “Board”), has determined it to be in the best interests of each of GT and the Company that GT and the Company enter into this Agreement and consummate a merger, on the terms and subject to the conditions set forth in this Agreement, of GT with and into the Company (the “Merger”), after which the Company will be the surviving corporation, and that the Board (in its capacity as such and for purposes of the Company’s capacity as the sole shareholder of GT) approves this Agreement, the Merger, and the other transactions contemplated hereby, all in accordance with the NYBCL and DGCL, as applicable; and

WHEREAS, immediately following the approval of this Agreement as contemplated above, the Board (in its capacity as such and for purposes of the Company’s capacity as the sole shareholder of GT) hereby unanimously approves and adopts this Agreement, the Merger, and the other transactions contemplated hereby in accordance with Section 905 and 907 of the NYBCL and Section 253 of the DGCL, respectively.

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants, and agreements herein contained, and subject to the conditions set forth herein, the Parties hereto agree as follows:

AGREEMENT

ARTICLE I
THE MERGER

SECTION 1.01. The Merger.

(a)          Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Section 905 and 907 of the NYBCL and Section 253 of the DGCL, (i) GT shall be merged with and into the Company, (ii) the separate existence of GT shall cease, (iii) the Company shall be the surviving corporation in the Merger (the “Surviving Entity,” which term shall refer to the Company and any entity into which it is subsequently merged) and shall continue its existence under the laws of the State of Delaware, and (iv) all of the properties, rights, privileges, powers, and franchises of GT will vest in the Surviving Entity, and all of the debts, liabilities, obligations, and duties of GT will become the debts, liabilities, obligations, and duties of the Surviving Entity.

SECTION 1.02. Closing; Effective Time.

(a)          The closing of the Merger shall take place on the date hereof (the “Closing Date”).

(b)          As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 905 of the NYBCL and Section 253 of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

SECTION 1.03. Certificate of Formation and Operating Agreement.

(a)          The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.

(b)          The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.

SECTION 1.04. Directors; Officers. The members of the Board immediately prior to the Effective Time shall remain the members of the Board of the Surviving Entity until the earlier of their respective resignations or removals or until their respective successors are duly appointed. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.05. Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Entity its right, title, or interest in, to, or under any of the rights, properties, or assets of GT acquired or to be acquired by the Surviving Entity as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and manager of the Surviving Entity shall be authorized to execute and deliver, in the name of and on behalf of GT, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of such limited liability company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

SECTION 1.06. Cancellation of Class B Common Stock of the Company. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or GT, each share of class B common stock of the Company held by GT immediately prior to the Effective Time shall thereupon be automatically transferred to the Surviving Entity without any payment therefor and immediately after such transfer such shares shall be automatically cancelled and cease to exist.

SECTION 1.07. Cancellation of Ownership Interests of GT. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or GT, each ownership interest of GT outstanding immediately prior to the Effective Time shall be automatically cancelled and cease to exist without any payment therefor.

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ARTICLE II
GENERAL PROVISIONS

SECTION 2.01. Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

SECTION 2.02. Interpretation. When a reference is made in this Agreement to an Article, Section, or subsection, such reference shall be to an Article, Section, or subsection of this Agreement unless otherwise indicated. Headings of the Articles and Sections of this Agreement are for the convenience of reference only and shall be given no substantive or interpretive effect whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

SECTION 2.03. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

SECTION 2.04. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder with the prior written consent of the other Party.

SECTION 2.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 2.06. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

SECTION 2.07. No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

SECTION 2.08. Governing Law. This Agreement, and all disputes arising herefrom, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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SECTION 2.09. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

SECTION 2.10. Tax Treatment. To the extent permitted by applicable law, the Parties shall, for federal income tax purposes, treat the merger of GT with SSI GT Merger Sub LLC (with GT surviving) and the Merger, taken together, as a “reorganization” (as defined in section 368(a) of the Internal Revenue Code of 1986, as amended). This Agreement is intended to constitute a “plan of reorganization” as described in Treasury Regulation Section 1.368-2(g).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAKE SHACK INC.

By:
Name: Ronald Palmese Jr.
Title: General Counsel

GRAMERCY TAVERN CORP.

By:	Shake Shack Inc.,
its sole shareholder

By:
Name: Ronald Palmese Jr.
Title: General Counsel

[Signature Page to Agreement and Plan of Merger #2]